CONTACTS:    HERMANO ALBUQUERQUE
                                     Chief Executive Officer
                                     Phone: 011-55-61-314-9904
                                     E-mail:  hermano@tvfilme.com.br

                                     MORGEN-WALKE ASSOCIATES
                                     Andrea Kaimowitz/Katherine Mittelbusher
                                     Press:  Brian Maddox
                                     Phone:  (212) 850-5600
                                     E-mail:  andrea@morgenwalke.com


FOR IMMEDIATE RELEASE



                 TV FILME, INC. IN NEGOTIATIONS WITH NOTEHOLDERS
                        REGARDING POSSIBLE RESTRUCTURING

          BRASILIA, BRAZIL (July 26, 1999) - TV Filme, Inc. (Nasdaq: "PYTV") TV Filme, Inc. today announced that it is in negotiations with a committee representing holders of the Company's outstanding 12 7/8% senior notes due 2004 regarding a possible restructuring of its indebtedness. The Company has entered into a forbearance agreement with members of the committee, resulting from the Company's decision not to pay the interest due on the notes. The forbearance agreement is currently scheduled to expire on July 30, 1999. There can be no assurances that the Company will be successful in negotiating such a restructuring or an extension of the forbearance agreement.

          TV Filme, Inc. develops, owns and operates pay television systems in mid-sized markets in Brazil and is the sole provider of multi-point, multi-channel distribution systems ("MMDS") in the cities of Brasilia, Goiania and Belem.

          The matters discussed in this release include forward-looking statements that involve risks and uncertainties, including the risks detailed from time to time in TV Filme Inc.'s reports filed with the Securities and Exchange Commission. TV Filme, Inc. undertakes no duty to update such forward-looking statements.